Exhibit 21.1

SUBSIDIARIES OF LITTLE SIOUX CORN PROCESSORS, LLC

LSCP, LLLP, an Iowa limited liability limited partnership.

Akron Riverview Corn Processors, LLC, an Iowa limited liability company.

Twin Rivers Management Co., LLC, an Iowa limited liability company.